Emmet, Marvin & Martin, llp

Counsellors at Law

120 Broadway

New York, New York 10271

Tel: 212-238-3000

Fax: 212-238-3100

www.emmetmarvin.com

August 24, 2026

The Bank of New York Mellon

as Depositary

240 Greenwich Street

New York, New York, 10286

Re:	Unsponsored American Depositary Shares for Class A ordinary shares of Momenta Global Limited

Ladies and Gentlemen:

We refer to the registration statement to be filed on Form F-6 under the Securities Act of 1933 (the "Registration Statement") by the legal entity created by the agreement for issuance of American Depositary Shares ("ADSs"), representing Class A ordinary shares of Momenta Global Limited, for which you propose to act as Depositary.

We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the Statement of Terms and Conditions of the ADSs included as an exhibit to the Registration Statement will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the Statement of Terms and Conditions.

This opinion may be used by you as an exhibit to the Registration Statement.

Very truly yours,

/s/ EMMET, MARVIN & MARTIN, LLP

EMMET, MARVIN & MARTIN, LLP